Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119
FMC Corporation Announces Third Quarter 2012 Results

•	Sales of $902.4 million, up 5 percent from the prior-year period

•	Adjusted earnings of $0.79 per diluted share, up 14 percent from the prior-year period

•	Agricultural Products' segment earnings up 23 percent; Specialty Chemicals' segment earnings down 8 percent; Industrial Chemicals' segment earnings up 1 percent

•	Fourth quarter 2012 outlook for adjusted earnings of $0.75 - $0.85 per diluted share

•	Full-year 2012 outlook for adjusted earnings unchanged at $3.42 to $3.52 per diluted share, a 16 percent increase from the prior-year period at midpoint of range

PHILADELPHIA, October 29, 2012 - FMC Corporation (NYSE:FMC) today reported third quarter sales of $902.4 million, a 5 percent increase over the same period in 2011. The company reported net income of $90.0 million, or $0.65 per diluted share, in the third quarter of 2012, versus net income of $86.8 million, or $0.61 per diluted share, in the third quarter of 2011. This quarter's results include charges of $19.4 million after tax, or $0.14 per diluted share, compared to charges of $12.4 million after tax, or $0.08 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $0.79 per diluted share in the current quarter, an increase of 14 percent versus the prior-year quarter.

Pierre Brondeau, FMC president, CEO and chairman, said, “FMC delivered another robust quarter, despite the uncertain global economic environment. Agricultural Products showed once again the power of our unique business model, with sales and earnings growth led by Latin America but also supported by strong performance in North America. Specialty Chemicals' earnings were impacted by the lingering effects of the operational issues we faced earlier in the year in our Lithium business, which continued to reduce segment results. Industrial Chemicals delivered a smaller than expected increase in earnings, with somewhat lower than expected soda ash export prices and poor performance by the zeolites product line in Peroxygens.”

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Page 2/ FMC Corporation Announces Third Quarter 2012 Results

Revenue in Agricultural Products of $423.6 million increased 11 percent versus the prior-year quarter with substantial sales gains in Latin America and North America. In Latin America, sales increased significantly, reflecting strong market conditions, successful new product introductions and increased planted area for soybeans in Brazil, and increased sales via our market access joint venture in Argentina. In North America, sales also increased significantly driven by strong pest pressures. Sales in Asia were up slightly, while sales in Europe/Middle East/Africa were down versus the prior-year period, in part due to unfavorable exchange rate impacts. Segment earnings of $99.8 million increased 23 percent versus the year-ago quarter driven by strong volume growth, partially offset by unfavorable exchange rate impacts and higher spending on targeted growth initiatives.

Revenue in Specialty Chemicals was $226.3 million, up 4 percent versus the year-ago quarter as higher selling prices across all businesses were partially offset by unfavorable exchange rate impacts of the weaker Euro on the BioPolymer business and lower volumes in the Lithium business. Segment earnings were down 8 percent to $44.0 million, with higher prices across the segment more than offset by higher operating costs in Lithium, driven by extended planned downtime in Argentina, and higher raw material costs and unfavorable exchange rate impacts in BioPolymer.

Revenue in Industrial Chemicals of $254.2 million decreased 4 percent from the year-ago quarter, with higher selling prices in Alkali more than offset by lower volumes in Alkali resulting from marginally lower domestic demand and delayed export shipments, as well as by unfavorable exchange rate impacts in Peroxygens. Segment earnings of $36.5 million increased 1 percent, with higher selling prices partially offset by lower volumes and reflecting the poor performance of the zeolites product line, which the company has decided to exit by the end of this year.

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Page 3/ FMC Corporation Announces Third Quarter 2012 Results

Corporate expense was $15.3 million versus $12.8 million in the prior-year quarter. Interest expense, net, was $11.0 million as compared to $9.1 million in the year-ago quarter. On September 30, 2012, gross consolidated debt was $869.4 million, and debt, net of cash, was $785.0 million. For the quarter, depreciation and amortization was $33.7 million and capital expenditures were $46.8 million.

Outlook

Regarding the company's outlook for 2012, Brondeau said, “For the full year 2012, we are maintaining our previous outlook and continue to expect adjusted earnings of $3.42 to $3.52 per diluted share, a 16 percent increase above last year at the midpoint of this range. Our Agricultural Products segment expects to achieve its ninth consecutive year of record earnings, delivering a mid-twenties percent year-on-year increase in earnings, reflecting increased volumes in all regions, due to strong market conditions and growth from new and acquired products, but partially offset by higher spending on targeted growth initiatives.

“Segment earnings in Specialty Chemicals are expected to be down in the low- to mid-single digit percent for the year. In BioPolymer, we are anticipating the eighth consecutive year of record earnings, with higher selling prices and volume growth expected to be partially offset by higher raw material costs, increased spending on targeted growth initiatives, and unfavorable exchange rate impacts. In Lithium, the operational issues we experienced early in the year are largely behind us but will result in substantially lower earnings versus the prior year. Our Argentina Lithium operations are improving rapidly, and we expect to be running at a normalized rate reflecting the capacity expansion brought on-line earlier this year by the middle of this quarter.

“And in our Industrial Chemicals segment, we expect a year-on-year percentage earnings increase in the high single digits with higher volumes and selling prices in soda ash and specialty peroxygens partially offset by the poor performance of the zeolites product line in Peroxygens.”

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Brondeau concluded, “For the fourth quarter of 2012, we expect adjusted earnings of $0.75 to $0.85 per diluted share, up slightly versus the prior year at midpoint of this range, with a mid-teens percent increase in adjusted earnings before interest and taxes dampened by a very low tax rate in the prior year period. In Agricultural Products, we expect segment earnings to be up in the mid- to high-twenties percent reflecting strong growth in Latin America, especially Brazil, partially offset by continued investment in targeted growth initiatives. Specialty Chemicals' segment earnings are projected to be up in the low single digits percent, driven by improved operational performance in Lithium and with higher selling prices and volumes in BioPolymer largely offset by higher raw material and other operating costs, principally resulting from the unplanned downtime in our Haugesund, Norway facility. And in Industrial Chemicals, we expect fourth quarter segment earnings to be up in the low single-digits percent with higher prices and volumes offset in part by the poor performance of the zeolites product line.”

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Share and per share financial data discussed in this press release and the accompanying financial tables reflect the two-for-one split of FMC's common stock completed May 24, 2012.

Due to the effects of Hurricane Sandy and its anticipated impact on the Philadelphia area, FMC has cancelled its third quarter 2012 earnings conference call, previously scheduled for October 30, 2012, at 11:00 a.m. ET. The company has provided its third quarter earnings webcast conference call script, its 2012 Outlook Statement, and related financial information on its website, www.FMC.com. Investors are welcome to contact FMC Investor Relations at ir@fmc.com, or by calling 215-299-6119 with any questions. Email and calls will be returned as soon as possible. The company also will discuss its 2012 performance and Vision 2015 growth progress at its Conference for Institutional Investors in New York on December 11, 2012.

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FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2011, FMC had annual sales of approximately $3.4 billion. The company employs approximately 5,500 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue	$902.4	$862.1	$2,748.3	$2,469.3

Costs of sales and services	586.9	574.7	1,747.7	1,595.0

Gross margin	315.5	287.4	1,000.6	874.3

Selling, general and administrative expenses	127.6	110.6	385.0	325.4
Research and development expenses	29.5	27.8	86.4	75.5
Restructuring and other charges (income)	11.6	13.4	18.9	27.2
Total costs and expenses	755.6	726.5	2,238.0	2,023.1
Income from operations	146.8	135.6	510.3	446.2
Equity in (earnings) loss of affiliates	0.5	(0.5)	0.7	(3.1)
Interest expense, net	11.0	9.1	33.8	29.5

Income from continuing operations before income taxes	135.3	127.0	475.8	419.8
Provision for income taxes	34.4	29.8	124.5	96.1
Income from continuing operations	100.9	97.2	351.3	323.7
Discontinued operations, net of income taxes	(6.3)	(6.3)	(21.8)	(23.2)
Net income	$94.6	$90.9	$329.5	$300.5
Less: Net income attributable to noncontrolling interests	4.6	4.1	15.5	12.5
Net income attributable to FMC stockholders	$90.0	$86.8	$314.0	$288.0

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$96.3	$93.1	$335.8	$311.2
Discontinued operations, net of tax	(6.3)	(6.3)	(21.8)	(23.2)
Net income	$90.0	$86.8	$314.0	$288.0
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.70	$0.65	$2.43	$2.17
Discontinued operations	(0.05)	(0.04)	(0.16)	(0.16)
Basic earnings per common share	$0.65	$0.61	$2.27	$2.01
Average number of shares used in basic earnings per share computations	137.4	141.9	137.7	142.6
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.70	$0.65	$2.42	$2.16
Discontinued operations	(0.05)	(0.04)	(0.16)	(0.16)
Diluted earnings per common share	$0.65	$0.61	$2.26	$2.00
Average number of shares used in diluted earnings per share computations	138.4	143.1	138.9	143.9

Other Data:
Capital expenditures	$46.8	$48.0	$128.0	$119.1
Depreciation and amortization expense	$33.7	$31.6	$100.4	$94.3

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue	$902.4	$862.1	$2,748.3	$2,469.3

Costs of sales and services	586.3	574.7	1,740.5	1,595.0

Gross margin	316.1	287.4	1,007.8	874.3

Selling, general and administrative expenses	119.5	107.2	358.7	313.0
Research and development expenses	29.5	27.8	86.4	75.5
Equity in (earnings) loss of affiliates	0.5	(0.5)	0.7	(3.1)
Net income attributable to noncontrolling interests	4.6	4.1	15.5	12.5

Total costs and expenses	740.4	713.3	2,201.8	1,992.9

Adjusted earnings from continuing operations, before interest and income taxes	$162.0	$148.8	$546.5	$476.4

Interest expense, net	11.0	9.1	33.8	29.5
Adjusted earnings from continuing operations, before income taxes	$151.0	$139.7	$512.7	$446.9

Provision for income taxes	41.6	40.5	141.0	129.6

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP)*	$109.4	$99.2	$371.7	$317.3

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$0.79	$0.69	$2.68	$2.21
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.4	143.1	138.9	143.9
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* The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition-related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net income attributable to FMC stockholders (GAAP)	$90.0	$86.8	$314.0	$288.0
Discontinued operations, net of income taxes (a)	6.3	6.3	21.8	23.2
Restructuring and other (income) charges, net (b)	11.6	13.4	18.9	27.2
Non-operating pension and postretirement charges (c)	8.1	3.4	26.3	12.4
Acquisition-related charges (d)	0.6	—	7.2	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition-related charges	(7.1)	(5.5)	(18.8)	(13.2)
Tax adjustments (e)	(0.1)	(5.2)	2.3	(20.3)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$109.4	$99.2	$371.7	$317.3

Diluted earnings per common share (GAAP)	$0.65	$0.61	$2.26	$2.00
Discontinued operations per diluted share	0.05	0.04	0.16	0.16
Restructuring and other (income) charges per diluted share, before tax	0.08	0.09	0.14	0.19
Non-operating pension and postretirement charges per diluted share, before tax	0.06	0.02	0.19	0.09
Acquisition-related charges per diluted share, before tax	—	—	0.05	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition-related charges, per diluted share	(0.05)	(0.04)	(0.14)	(0.09)
Tax adjustments per diluted share	—	(0.03)	0.02	(0.14)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.79	$0.69	$2.68	$2.21

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.4	143.1	138.9	143.9
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(a) Discontinued operations for the three and nine months ended September 30, 2012 and 2011, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2012:
Restructuring and other charges (income) for the three months ended September 30, 2012, primarily include charges of $5.7 million related to severance costs associated with the Zeolites shutdown within our Industrial Chemicals segment, $4.4 million related to a collaboration and license agreement entered into by our Agricultural Products segment for the purpose of obtaining certain technology and intellectual property rights relating to a new fungicide compound still under development and charges associated with continuing environmental sites as a Corporate charge of $1.0 million. Remaining restructuring and other charges (income) for the three months ended September 30, 2012 include net miscellaneous charges of $0.5 million.

Restructuring and other charges (income) for the nine months ended September 30, 2012, primarily include charges of $5.7 million related to severance costs associated with the Zeolites shutdown within our Industrial Chemicals segment, charges of $4.4 million related to a collaboration and license agreement entered into by our Agricultural Products segment for the purpose of obtaining certain technology and intellectual property rights relating to a new fungicide compound still under development and charges associated with continuing environmental sites as a Corporate charge of $3.5 million. Remaining restructuring and other charges (income) for the three months ended September 30, 2012 include net miscellaneous charges of $5.3 million.

2011:
Restructuring and other charges (income) for the three months ended September 30, 2011, primarily include charges related to the phase out of our Sodium Percarbonate facility, which was part of our Industrial Chemicals segment, of $10.1 million. Remaining restructuring and other charges (income) for the three months ended September 30, 2011, include net miscellaneous charges of $3.3 million.
Restructuring and other charges (income) for the nine months ended September 30, 2011, primarily include charges related to the phase out of our Sodium Percarbonate facility and shutdown of our Huelva, Spain facility, which were both part of our Industrial Chemicals segment of $17.7 million, and charges associated with continuing environmental sites as a Corporate charge of $4.1 million. Remaining restructuring and other charges (income) for the nine months ended September 30, 2011 include net miscellaneous charges of $5.4 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. The charges for three and nine months ended September 30, 2012 relate to a number of acquisitions completed in 2011 and in 2012. On the condensed consolidated statements of income, the charges are included in “Costs of sales and services”. No such charges occurred for the three and nine month periods ended September 30, 2011.
(e) The tax adjustments in the nine months ended September 30, 2012 represent an increase to our valuation allowance related to foreign operations for tax losses not expected to be fully recoverable in future years. Tax adjustments for the three months ended September 30, 2011 related to adjustments for prior year tax matters. Tax adjustments for the nine months ended September 30, 2011, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net income attributable to FMC stockholders (GAAP)	$90.0	$86.8	$314.0	$288.0
Discontinued operations, net of income taxes	6.3	6.3	21.8	23.2
Restructuring and other (income) charges, net	11.6	13.4	18.9	27.2
Non-operating pension and postretirement charges	8.1	3.4	26.3	12.4
Acquisition-related charges	0.6	—	7.2	—
Interest expense, net	11.0	9.1	33.8	29.5
Provision for income taxes	34.4	29.8	124.5	96.1
Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP)	$162.0	$148.8	$546.5	$476.4

RECONCILIATION OF FREE CASH FLOW
(Unaudited, in millions)

	Nine Months Ended
	September 30
	2012	2011
Cash provided (required) by operating activities (GAAP)	$364.4	$327.8
Excess tax benefits from share-based compensation (GAAP)	7.4	6.3
Cash provided (required) by operating activities of discontinued operations (GAAP)	(31.8)	(29.8)
Cash provided (required) by investing activities, excluding acquisitions, net of cash acquired (GAAP)	(156.0)	(135.4)

Free Cash Flow (Non-GAAP)	$184.0	$168.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue
Agricultural Products	$423.6	$382.1	$1,271.4	$1,055.3
Specialty Chemicals	226.3	217.9	677.6	656.5
Industrial Chemicals	254.2	264.0	803.8	761.3
Eliminations	(1.7)	(1.9)	(4.5)	(3.8)
Total	$902.4	$862.1	$2,748.3	$2,469.3
Income from continuing operations before income taxes
Agricultural Products	99.8	80.9	340.8	275.7
Specialty Chemicals	44.0	47.6	141.0	148.5
Industrial Chemicals	36.5	36.0	127.4	112.5
Eliminations	—	—	—	—
Segment operating profit	180.3	164.5	609.2	536.7
Corporate	(15.3)	(12.8)	(44.2)	(45.2)
Other income (expense), net	(3.0)	(2.9)	(18.5)	(15.1)
Adjusted earnings from continuing operations, before interest and income taxes	$162.0	$148.8	$546.5	$476.4

Restructuring and other income (charges) (a)	(11.6)	(13.4)	(18.9)	(27.2)
Interest expense, net	(11.0)	(9.1)	(33.8)	(29.5)
Non-operating pension and postretirement charges (b)	(8.1)	(3.4)	(26.3)	(12.4)
Acquisition-related charges (c)	(0.6)	—	(7.2)	—
Provision for income taxes	(34.4)	(29.8)	(124.5)	(96.1)
Discontinued operations, net of income taxes	(6.3)	(6.3)	(21.8)	(23.2)
Net income attributable to FMC stockholders	$90.0	$86.8	$314.0	$288.0
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(a) Amounts for the three months ended September 30, 2012, relate to Agricultural Products of $4.4 million, Specialty Chemicals of $0.1 million, Industrial Chemicals of $6.1 million and Corporate of $1.0 million. Amounts for the three months ended September 30, 2011, relate to Agricultural Products of $0.5 million, Specialty Chemicals of $0.5 million, Industrial Chemicals of $11.2 million and Corporate of $1.2 million. Amounts for the nine months ended September 30, 2012, relate to Agricultural Products of $6.1 million, Industrial Chemicals of $9.8 million and Corporate of $3.0 million. Amounts for the nine months ended September 30, 2011, relate to Agricultural Products of $1.2 million, Specialty Chemicals of $2.1 million, Industrial Chemicals of $19.7 million and Corporate of $4.2 million.
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$84.4	$158.9
Trade receivables, net	1,009.2	931.3
Inventories	620.5	470.3
Other current assets	157.1	173.4
Deferred income taxes	154.3	135.5
Total current assets	2,025.5	1,869.4

Property, plant and equipment, net	1,071.3	986.8
Goodwill	270.0	225.9
Deferred income taxes	186.3	246.9
Other long-term assets	512.8	414.5
Total assets	$4,065.9	$3,743.5

Short-term debt	$58.6	$27.0
Current portion of long-term debt	2.9	19.5
Accounts payable, trade and other	384.5	458.3
Accrued customer rebates	278.5	115.1
Guarantees of vendor financing	27.4	18.5
Accrued pensions and other postretirement benefits, current	9.2	9.2
Other current liabilities	326.2	272.3
Total current liabilities	1,087.3	919.9

Long-term debt	807.9	779.1
Long-term liabilities	682.6	740.4
Equity	1,488.1	1,304.1
Total liabilities and equity	$4,065.9	$3,743.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30
	2012	2011
Cash provided (required) by operating activities	$364.4	$327.8

Cash provided (required) by operating activities of discontinued operations	(31.8)	(29.8)

Cash provided (required) by investing activities:
Capital expenditures	(128.0)	(119.1)
Other investing activities	(142.3)	(17.8)
	(270.3)	(136.9)
Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	24.0	10.9
Increase (decrease) in short-term debt	32.3	11.8
Financing fees	—	(3.9)
Repayments of long-term debt	(17.3)	(90.4)
Proceeds from borrowings of long-term debt	5.4	—
Distributions to noncontrolling interests	(15.4)	(12.9)
Contingent consideration paid	(2.0)	—
Dividends paid	(35.4)	(30.6)
Repurchases of common stock under publicly announced program	(144.9)	(110.0)
Other repurchases of common stock	(3.8)	(4.2)
Excess tax benefits from share-based compensation	7.4	6.3
Issuances of common stock, net	12.6	9.0
	(137.1)	(214.0)
Effect of exchange rate changes on cash	0.3	0.8
Increase (decrease) in cash and cash equivalents	(74.5)	(52.1)

Cash and cash equivalents, beginning of year	158.9	161.5

Cash and cash equivalents, end of period	$84.4	$109.4